Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to use of our auditor’s report dated September 25, 2025 in the Registration Statement on Form 1-A with respect to the consolidated financial statements of Modern Mining Technology Corp. as at December 31, 2024 and 2023 and for each of the two years in the period ended December 31, 2024. We also consent to the reference to our firm under the heading “Independent Auditors” in the Registration Statement.

/s/ MNP LLP

Chartered Professional Accountants

Licensed Public Accountants

September 26, 2025

Toronto, Canada

MNP LLP

1 Adelaide Street East, Suite 1900, Toronto ON, M5C 2V9	1.877.251.2922 T: 416.596.1711 F: 416.596.7894